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                                                                    EXHIBIT 99
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PACIFICORP                                                        NEWS RELEASE
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For investors, Scott Hibbs or Angela Hult, (503) 731-2123
For media, Anita Marks, (503) 464-6268

January 12, 1998

PACIFICORP ANNOUNCES WORK FORCE REDUCTION; GLENROCK MINE
CLOSURE; OTHER CHARGES

      PORTLAND, Oregon - PacifiCorp (NYSE: PPW) announced today that it will reduce its U.S. work force by approximately 7% in 1998.

      Approximately 600 jobs will be eliminated in 1998 through a combination of voluntary early retirement and special severance in the Company's domestic electric operations and general administrative groups. In addition, the Company said it will be ceasing mining operations at its Glenrock coal mine in Wyoming, effective mid to late 1999.

      The mine closure will result in a charge to earnings in the fourth quarter of 1997 of $64 million (pre-tax). The work force reduction is estimated to result in a charge to earnings of approximately $97 million (pre-tax), which will be recorded in the first quarter of 1998 when the early retirement and severance offers are completed.

      The Company also announced a series of other non-cash charges totaling $150 million (pre-tax), driven by changes in the market and regulatory environments in which it operates. These charges will be recorded in the fourth quarter of 1997.

      "The decisions we are announcing today are part of an ongoing process to reshape PacifiCorp for the increasingly competitive U.S. electricity market," said Fred Buckman, President and Chief Executive Officer. "Our customers, employees and shareholders will be best served by a company that can maintain its low-cost advantage going into this market."

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Page 2 - PacifiCorp Announces Work Force Reduction, Glenrock Mine Closure,
         Other Charges
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      PacifiCorp also reported that it expects continuing cost pressures to adversely affect the 1997 earnings contribution of its domestic electric operations. The Company expects to report 1997 earnings in late January.

      WORK FORCE REDUCTIONS
      The company expects to complete the work force reduction by mid-year. Non-voluntary reductions will be required if the acceptance rate of those offered early retirement or severance is not high enough. For non-voluntary reductions, the Company expects to offer enhanced severance benefits.

      The costs associated with the work force reductions will be recorded in the first quarter of 1998 consistent with current accounting requirements that do not allow for recognition of the costs associated with these plans until final acceptance by the affected employees. Employees are not required to finalize their acceptance of the offers until March 1998.

      These reductions are expected to result in annual savings to the Company of approximately $45 million (pre-tax).

      GLENROCK MINE CLOSURE
      The Company will replace Glenrock coal with coal purchased from the Powder River Basin in Wyoming. The inability of the mine to remain competitive with Powder River Basin coal has caused Glenrock to be uneconomic under current and expected market conditions due to increased mining stripping ratios, coal quality and other related costs.

      The costs associated with closing the mine include primarily final mine reclamation and asset write-offs. The mine currently employs 177 people. Final reclamation is expected to take three to five years and employ approximately 55 people.

      The closure of the Glenrock mine is expected to result in annual pre-tax cost savings of approximately $15 million (pre-tax) after final mine closure.

      OTHER CHARGES
      In conjunction with the work force reductions, PacifiCorp will write off all deferred pension costs. The write-off of $86 million (pre-tax) will be charged to income in the fourth quarter of 1997.
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Page 3 - PacifiCorp Announces Work Force Reduction, Glenrock Mine Closure,
         Other Charges
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      The Company has completed a depreciation study of its fixed assets and has filed with the appropriate regulatory bodies to increase its annual depreciation rates by $16 million (pre-tax) effective January 1, 1997. As part of the study, the Company will also record charges totaling $21 million (pre-tax) to reduce the carrying value of certain of its information technology assets. The adjusted carrying values better reflect current market values as the Company implements a new SAP software operating environment. Management believes that this system enhancement is a critical component to its emergence as a global energy company.

      Both the depreciation adjustment and the valuation charge will be recorded in the fourth quarter of 1997.

      The Company's fourth quarter 1997 results will also include a $26 million (pre-tax) charge related to its decision to record a valuation allowance for its regulatory assets pertaining to generation resources allocable to its operations in California and Montana. The decision to impair these assets is based primarily on recent regulatory and legislative actions in those states that have mandated customer choice of electric supplier and eliminated cost-based regulation for the generation portion of the electricity business. Regulatory assets represent costs incurred in the past that have been deferred under regulatory accounting practices for future recovery.

      Because of potential regulatory and legislative actions in its other state jurisdictions, the Company may have additional regulatory asset write-offs and charges for impairment of long-lived assets in future periods.

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